Exhibit 12
                                                                     ----------


                               GFSI HOLDINGS, INC.

      STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)


                                                                           FISCAL YEARS ENDED
                                                     ---------------------------------------------------------------------
                                                     June 30,     June 27,          July 3,         July 2,      June 30,
                                                       1996         1997             1998            1999         2000
                                                     --------     --------          -------         -------      --------
Registrant's pretax income from
continuing operations....................            $ 30,226     $ 26,940         $ 13,408         $ 6,038       $ 6,613
Interest.................................               2,608        8,704           23,018          23,837        23,640
Amortization of debt expense and
    discount on premium..................                   9          394            1,185           1,182         1,182
Total fixed charges......................               2,617        9,098           24,203          25,019        24,822
Total earnings and fixed charges.........              32,843       36,038           37,611          31,057        31,435
Preferred stock dividends................                            1,080            1,336             425           421
Total fixed charges and preferred
     stock dividends.....................               2,617       10,178           25,539          25,444        25,243
Ratio....................................               12.5x         3.5x             1.5x            1.2x          1.2x

PRO FORMA
Pretax income from continuing
operations...............................                           11,106
Interest.................................                           25,015
Total earnings and fixed charges.........                           36,121
Preferred stock dividends................                              228
Total fixed charges......................                           25,243
Pro forma ratio..........................                             1.4x